EXHIBIT 99.1

NEWS FOR RELEASE:                                       CONTACT:  Lee Brown
                                                               719-481-7213
                                                         lbrown@ramtron.com

                  RAMTRON REPORTS SECOND-QUARTER 2003 RESULTS

COLORADO SPRINGS, CO-August 6, 2003 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) today reported results for the second quarter ended June 30, 2003. Revenue for the second quarter was $11.7 million, compared with $12.6 million for the same quarter a year ago. Net loss applicable to common shares was $6.0 million, or a loss of $0.27 per share (basic and diluted), compared with a net loss of $761,000, or a loss of $0.03 per share (basic and diluted), for the same quarter of 2002. Second quarter 2003 results included non-cash charges of $5.5 million for an impairment of intangible assets related to the recent realignment of the company's Enhanced Memory Systems business, and an impairment of goodwill related to its Mushkin subsidiary.

FRAM product revenue for the second quarter was $7.9 million, compared with $6.0 million for the second quarter of 2002. Revenue from the company's Mushkin subsidiary totaled $2.4 million, compared with $3.8 million for the same period last year. The company reported $117,000 in license and development fees during second-quarter 2003, compared with $1.4 million for the second quarter of 2002.

"Our FRAM business posted another strong quarter with increases in shipments to both Enel and other customer programs," said Ramtron CEO, Bill Staunton. "Shipments outside of our major customer grew on a sequential basis by more than 30%, indicating a continued broadening of our customer base. This broadening was fueled largely by our distribution channel, which is aiding in our efforts to expand the FRAM customer base as quickly as possible."

Q2 2003 Highlights:

- Realigned the company's FRAM and Enhanced Memory Systems businesses to improve operational efficiency and concentrate the company's resources on its profitable FRAM product business.

- Announced an agreement with Wells Fargo Business Credit, Inc. to provide a secured $3.0 million revolving line of credit. The credit facility provides for interest at a floating rate equal to the prime lending rate plus .50% per annum and a term of 3 years.

- Appointed Michael Hollabaugh to the position of vice president of Sales. Mr. Hollabaugh has responsibility for leading and directing domestic and international sales for all of Ramtron's products.

                                   Page-1

Business Outlook:

The following statements are based on Ramtron's current expectations. These statements are forward-looking and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

- Revenue for the third quarter ending September 30, 2003 is currently anticipated to be between $6.5 million and $8.5 million. Revenue projections are based on, among other things, assumptions that FRAM product orders, including the rate of shipments to Ramtron's principal FRAM customer, Enel, and that revenue from Ramtron's Mushkin subsidiary will conform to management's current expectations.

- Cost of goods sold for the third quarter is currently anticipated to be 60% to 65% of product revenues. All other expenses are expected to be between $4.5 million and $5.5 million. Costs and expenses fluctuate over time, primarily due to intermittent, non-recurring engineering charges for the development of new products.

"In light of Enel's strong order activity during the second quarter, we anticipate Enel to take fewer units during the third quarter," continued Staunton. "In addition, we anticipate non-Enel shipments to be flat or slightly higher in Q3. We remain confident that our overall business remains in tact and that the positive trends we have been experiencing outside of the Enel program will prevail over the intermediate to long term."

The company also announced that it is in violation of the terms of the first-half 2003 EBITDA covenant requirement under its existing $8 million convertible debenture agreements. The company is in negotiations with the debenture holders to obtain a waiver of the EBITDA covenant requirement. The company will disclose the terms of the waiver upon successful completion of the negotiation.

"We have been in discussions with the debenture holders over the last few weeks and believe we have an agreement in principle that will allow us to conclude this matter in short order," Staunton commented.

Conference Call

Ramtron management's teleconference will be held on August 6, 2003, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) and will be webcast live. A replay of the conference will be available for seven days on Ramtron's website, at www.ramtron.com.

How to Participate

Ramtron Second-Quarter Financial Results Teleconference
August 6, 2003 at 2:00 p.m. PT / 5:00 p.m. ET

                                   Page-2

Go to the Investors page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephonic replay will also be available for seven days after the live call at
(719) 457-0820, code #471008.

Cautionary Statements

Except for historical information, the preceding statements contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These may be identified by the use of forward-looking words or phrases such as "believe," "expect,"
"intend," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, expectations of the business environment in which Ramtron operates; projections of future performance including predictions of future profitability; demand for our products and the products of our principal FRAM customer; anticipated increased demand for our products; the level and timing of orders that we receive and that we can ship in a quarter; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the success of our ongoing cost-reduction efforts; our timely introduction of new technologies and products; market acceptance of our new products and those of our customers; maintaining or improving our level of product shipments; our ability to obtain any required financing in a timely manner; the outcome of the ongoing patent litigation with National Semiconductor; and factors not directly related to Ramtron, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence, and the changing needs of potential customers and the semiconductor industry in general; and current political conditions and negative trends in the global economy. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

For a detailed discussion of these and other risk factors, please refer to Ramtron's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and Ramtron's subsequent filings. You can obtain copies of Ramtron's Forms 10-K, 10-Q, 8-K, and any other documents at no charge at the SEC's website (www.sec.gov) or from commercial document retrieval services.

The financial information in this press release and the attached financials are unaudited and have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements. Please refer to Ramtron's filings on Forms 10-K and 10-Q and other filings with the SEC for complete information.

                                   Page-3

About Ramtron

Ramtron is the world leader in ferroelectric random access memory (FRAM) products -- high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device. Due to the products' unique advantages, FRAM memory products are expected to revolutionize a variety of electronic consumer and industrial products. Current applications for Ramtron's FRAM memory devices include electronic power meters, automotive systems, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com.

                           - financials attached -

                                   Page-4

                      RAMTRON INTERNATIONAL CORPORATION
                   SECOND-QUARTER 2003 FINANCIAL HIGHLIGHTS
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            FOR THE QUARTERS ENDED
                            JUNE 30, 2003 and 2002
               (Amounts in thousands, except per-share amounts)
                                  (Unaudited)

                                     Three Months Ended     Six Months Ended
                                           June 30,             June 30,
                                       2003       2002       2003       2002
                                    ---------  ---------  ---------  ---------
Revenue:
   Product sales                    $ 10,371   $  9,972   $ 20,312   $ 20,336
   License and development fees          117      1,408        234      2,817
   Royalties                             123         50        226        119
   Customer-sponsored research
      and development                  1,078      1,215      1,928      1,997
                                    ---------  ---------  ---------  ---------
                                      11,689     12,645     22,700     25,269
                                    ---------  ---------  ---------  ---------
Costs and expenses:
   Cost of product sales               5,874      6,550     11,911     14,399
   Provision for inventory write-off      54        116      1,281        176
   Research and development            2,019      2,687      4,011      5,228
   Customer-sponsored research
      and development                    710        611      1,266      1,073
   Sales, general and administrative   2,975      3,100      5,697      5,895
   Impairment of goodwill              3,843         --      3,843         --
   Impairment of intangible assets     1,687         --      1,687         --
                                    ---------  ---------  ---------  ---------
                                      17,162     13,064     29,696     26,771
                                    ---------  ---------  ---------  ---------
Operating loss                        (5,473)      (419)    (6,996)    (1,502)

Loss on disposition of assets, net      (202)       (58)      (206)       (88)
Other                                   (297)      (243)      (574)      (242)
                                    ---------  ---------  ---------  ---------
Net loss                            $ (5,972)  $   (720)  $ (7,776)  $ (1,832)
                                    =========  =========  =========  =========

Loss per common share:
    Net loss                        $ (5,972)  $   (720)  $ (7,776)  $ (1,832)
    Dividends and accretion of
       discount on redeemable
       preferred stock                   --         (41)       --         (82)
                                    ---------  ---------  ---------  ---------
Net loss applicable to
   common shares                    $ (5,972)  $   (761)  $ (7,776)  $ (1,914)
                                    =========  =========  =========  =========
Net loss per common share -
   basic and diluted                $  (0.27)  $  (0.03)  $  (0.35)  $  (0.09)
                                    =========  =========  =========  =========
Weighted average common
   shares outstanding                  22,137     22,082     22,133    22,082
                                     ========   ========   ========  ========

                                   Page-5

                             CONSOLIDATED BALANCE SHEETS
                                (Amounts in thousands)
                                      (Unaudited)

                                                   June 30,      December 31,
                                                     2003            2002
                                                   ---------     ------------
ASSETS

Cash and cash equivalents                           $ 3,488        $ 3,222
Accounts receivable, net                              6,726          8,981
Inventories, net                                      5,784          8,952
Property, plant and equipment, net                    4,308          4,600
Intangible assets, net                                8,203         14,150
Other assets                                          1,026          1,037
                                                    -------        -------
                                                    $29,535        $40,942
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                 4,165          5,960
     Accrued liabilities                              1,210          1,147
     Deferred revenue                                   935          2,778
Long-term debt                                        5,996          5,728
Long-term deferred revenue                            4,817          5,175
Stockholders' equity                                 12,412         20,154
                                                    -------        -------
                                                    $29,535        $40,942
                                                    =======        =======

                                   Page-6